                                                               Exhibit (5)(a)(i)

                            FLEXIBLE PREMIUM VARIABLE
                             JOINT AND LAST SURVIVOR
                              LIFE INSURANCE POLICY
--------------------------------------------------------------------------------
To the Owner:

Please read your Policy carefully. This Policy is a legal contract between you and the Company. You, the Owner, have benefits and rights described in this Policy. The Insureds are named in the Policy. The Beneficiary is as named in the attached application, unless later changed. We will pay the Death Proceeds of this Policy to the Beneficiary, subject to policy provisions. This is a Flexible Premium Variable Joint and Last Survivor Life Insurance Policy. You may increase the Specified Amount. We will allocate premiums to the Separate Account named on the policy data pages.

THIS POLICY'S ACCOUNT VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE ACCOUNT VALUE BENEFITS SECTION. THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED IN DEATH PROCEEDS SECTION. THE MAXIMUM LOAN AMOUNT IS NINETY PERCENT OF THE DIFFERENCE BETWEEN THE ACCOUNT VALUE AND ANY SURRENDER CHARGE ON THE DATE OF THE LOAN.

Refund Privilege. You may return this Policy to our Home Office or to your agent within 10 days (15 days in Colorado, 20 days in Idaho, Illinois and North Dakota, 30 days in Florida) after its delivery for a refund. The amount of the refund will equal the total of all premiums paid.

                    For GE Life and Annuity Assurance Company

  A  B  C  D  E  F                             A B C D E F G H
  G  H  I  J  K  L                             I J K L M N O P
                                               Q R S T U V W X

  DONITA M. KING                              PAMELA S. SCHUTZ
    SECRETARY                                      PRESIDENT

--------------------------------------------------------------------------------
     .    Flexible Premium Variable Joint and Last Survivor Life Insurance
          Policy
     .    Death Proceeds payable at the death of the second Insured to die
     .    Adjustable Death Benefit
     .    Flexible premiums payable until the death of the second Insured to die
     .    Some benefits reflect investment results
     .    No dividends
--------------------------------------------------------------------------------

                               GE LIFE AND ANNUITY
                                ASSURANCE COMPANY

                6610 West Broad Street, Richmond, Virginia 23230
                                l-800-628-2238
                                A Stock Company


FORM P1255 4/00

POLICY DATA

SCHEDULE OF BENEFITS                              SCHEDULE OF PREMIUMS
                                                      AMOUNT PAYABLE
LIFE INSURANCE                                 [$XX,XXX.XX] SINGLE PAYMENT

INITIAL PREMIUM DUE: [$XX,XXX.XX]
ADDITIONAL PREMIUM PAYMENTS MAY BE MADE. SEE PREMIUM PAYMENTS SECTION.

CHARGES:
     PREMIUM TAX RECOVERY CHARGE:       [0.20% ANNUALLY (.0167% MONTHLY)]
     DISTRIBUTION EXPENSE CHARGE:       [0.30% ANNUALLY (.0250% MONTHLY)]
     MORTALITY AND EXPENSE RISK CHARGE:
          [0.70% ANNUALLY (.0583% MONTHLY) DURING THE FIRST 10 POLICY YEARS] [0.35% ANNUALLY (.0292% MONTHLY) THEREAFTER]
     ADMINISTRATIVE EXPENSE CHARGE:     [0.40% ANNUALLY (.0333% MONTHLY)
          MINIMUM MONTHLY AMOUNT IS $8.00]
     MAXIMUM TRANSFER CHARGE:           [$10.00]

MAXIMUM POLICY LOAN INTEREST RATES:
     NON-PREFERRED LOANS:               [6.00% PER ANNUM PAYABLE IN ARREARS]
     PREFERRED LOANS:                   [4.00% PER ANNUM PAYABLE IN ARREARS]
PREFERRED LOAN AVAILABILITY DATE:       [APRIL 1, 2001]

NOTE: IT IS POSSIBLE THAT COVERAGE WILL EXPIRE WHERE EITHER NO PREMIUMS ARE PAID FOLLOWING PAYMENT OF THE INITIAL PREMIUM OR SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CONTINUE COVERAGE.

     OWNER     [THE INSUREDS]

     INSURED   [JOHN DOE]               [MALE 35] AGE NEAREST BIRTHDAY
                                        [STANDARD RATING CLASS]
               [JANE DOE]               [FEMALE 35] AGE NEAREST BIRTHDAY
                                        [STANDARD RATING CLASS]

POLICY NUMBER  [N00000000]

POLICY DATE    [APRIL 1, 2000]

                                   MONTHLY ANNIVERSARY DAY [l]

              PLAN    FLEXIBLE PREMIUM VARIABLE JOINT LIFE INSURANCE

                      [$XX,XXX] SPECIFIED AMOUNT

P1255DP 4/00

SEPARATE ACCOUNT III

SUBACCOUNTS                                    ARE INVESTED IN

                                    [AIM VARIABLE INSURANCE FUNDS
AIM CAPITAL APPRECIATION - B            AIM V.I. CAPITAL APPRECIATION FUND
AIM GROWTH - B                          AIM V.I. GROWTH FUND
AIM VALUE - B                           AIM V.I. VALUE FUND

                                    ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.
AVP GROWTH & INCOME - B                 GROWTH AND INCOME PORTFOLIO
AVP PREMIER GROWTH - B                  PREMIER GROWTH PORTFOLIO
AVP QUASAR - B                          QUASAR PORTFOLIO

                                    DREYFUS
DRF EMERGING MARKETS - B                DREYFUS INVESTMENT - EMERGING MARKETS
                                        PORTFOLIO
DRF SOCIALLY RESPONSIBLE
  GROWTH - B                       THE DREYFUS SOCIALLY RESPONSIBLE GROWTH
                                   FUND, INC.

                                   FEDERATED INSURANCE SERIES
FED HIGH INCOME BOND - B                FEDERATED HIGH INCOME BOND FUND II
FED INTERNATIONAL SMALL COMPANY - B     FEDERATED INTERNATIONAL SMALL COMPANY
                                        FUND II

                                   FIDELITY VARIABLE INSURANCE PRODUCTS FUND
FID EQUITY INCOME - B                   EQUITY INCOME PORTFOLIO
FID GROWTH - B                          GROWTH PORTFOLIO

                                   FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
FID CONTRAFUND - B                      CONTRAFUND PORTFOLIO

                                   FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
FID GROWTH & INCOME - B                 GROWTH & INCOME PORTFOLIO
FID MID CAP - B                         MID CAP PORTFOLIO

                                   GE ASSET MANAGEMENT
GEI MID-CAP VALUE EQUITY - B            MID-CAP VALUE EQUITY FUND
GEI MONEY MARKET - B                    MONEY MARKET FUND
GEI PREMIER GROWTH EQUITY - B           PREMIER GROWTH EQUITY FUND
GEI S&P 500 INDEX - B*                  S&P 500 INDEX FUND
GEI SMALL-CAP VALUE EQUITY - B          SMALL-CAP VALUE EQUITY FUND
GEI U.S. EQUITY - B                     U.S. EQUITY FUND
GEI VALUE EQUITY - B                    VALUE EQUITY FUND

                                   JANUS ASPEN SERIES
JAN AGGRESSIVE GROWTH - B               AGGRESSIVE GROWTH PORTFOLIO
JAN BALANCED - B                        BALANCED PORTFOLIO
JAN CAPITAL APPRECIATION - B            CAPITAL APPRECIATI0N PORTFOLI0
JAN GLOBAL LIFE SCIENCES - B            GLOBAL LIFE SCIENCES PORTFOLIO
JAN GLOBAL TECHNOLOGY - B               GLOBAL TECHNOLOGY PORTFOLIO
JAN GROWTH - B                          GROWTH PORTFOLIO
JAN INTERNATIONAL GROWTH - B            INTERNATIONAL GROWTH PORTFOLIO
JAN WORLDWIDE GROWTH - B                WORLDWIDE GROWTH PORTFOLIO


                              CONTINUED                    EFFECTIVE [4/O1/OO]
P1255 IS

                               MFS VARIABLE INSURANCE TRUST
MFS GROWTH - B                   MFS GROWTH SERIES
MFS GROWTH WITH INCOME - B       MFS GROWTH WITH INCOME SERIES
MFS NEW DISCOVERY - B            MFS NEW DISCOVERY SERIES
MFS UTILITIES - B                MFS UTILITIES SERIES

                               OPPENHEIMER VARIABLE ACCOUNT FUNDS
OPP GLOBAL SECURITIES/VA - B     OPPENHEIMER GLOBAL SECURITIES FUND/VA
OPP MAIN STREET GROWTH &
       INCOME/VA - B             OPPENHEIMER MAIN STREET GROWTH & INCOME FUND/VA

                               PIMCO VARIABLE INSURANCE TRUST
PIM FOREIGN BOND - B             FOREIGN BOND PORTFOLIO
PIM HIGH YIELD BOND - B          HIGH YIELD BOND PORTFOLIO
PIM LONG TERM
    U.S. GOVERNMENT BOND - B     LONG-TERM U.S. GOVERNMENT BOND PORTFOLIO
PIM TOTAL RETURN BOND - B        TOTAL RETURN BOND PORTFOLIO

                               RYDEX VARIABLE TRUST
RYD OTC - B **                   RYDEX OTC FUND]


GUARANTEE ACCOUNT
MINIMUM GUARANTEED INTEREST RATE [4%]


YOU MAY ALLOCATE YOUR PREMIUMS AND ACCOUNT VALUE TO AS MANY AS [TEN] SUBACCOUNTS IN ADDITION TO ANY GUARANTEE ACCOUNT. YOUR ALLOCATIONS MUST BE IN PERCENTAGES TOTALING 100%. EACH ALLOCATION PERCENTAGE MUST BE A WHOLE NUMBER AND AT LEAST 1%.


CONSULT YOUR PROSPECTUS FOR INVESTMENT DETAILS.


* "STANDARD & POOR'S," "S&P," "S&P 500," "STANDARD & POOR'S 500," AND "500" ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY GE ASSET MANAGEMENT INCORPORATED. THE S&P 500 INDEX FUND IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S AND STANDARD & POOR'S MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE FUND.

** THE NASDAQ 100 INDEX IS AN UNMANAGED INDEX THAT ISA WIDELY RECOGNIZED INDICATOR OF OTC MARKET PERFORMANCE.


P1255 IS                                                     EFFECTIVE [4/01/00]

POLICY NUMBER [N00000000]

                   TABLE OF GUARANTEED MAXIMUM INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

AGE                         LIFE
                           MONTHLY
                            RATE



(DO NOT SHOW ABOVE AGE 99)


P1255DP 4/00

POLICY NUMBER [N00000000]

                            TABLE OF MAXIMUM PREMIUMS

POLICY       MAXIMUM                                      POLICY       MAXIMUM
 YEAR        PREMIUM                                       YEAR        PREMIUM















ACCORDING TO OUR UNDERSTANDING OF CURRENT FEDERAL TAX LAW, YOU MAY NOT PAY MORE THAN THESE AMOUNTS CUMULATIVELY AND MAINTAIN THE TAX STATUS OF THIS POLICY AS LIFE INSURANCE. THIS TABLE IS SUBJECT TO CHANGE. THIS TABLE DOES NOT RELATE TO MODIFIED ENDOWMENT CONTRACT STATUS UNDER FEDERAL TAX LAW.


P1255DP 4/00

POLICY NUMBER [N00000000]

                           TABLE OF SURRENDER CHARGES

      COMPLETED                              SURRENDER CHARGE
    POLICY YEARS                                PERCENTAGE
                                (AS A PERCENTAGE OF INITIAL PREMIUM PAYMENT)

         0                                          6
         1                                          6
         2                                          5
         3                                          4
         4                                          3
         5                                          2
         6                                          1
 YEARS 7 AND LATER                                  0


                            (LAUREN IS RUNNING NUMBERS IN ORDER TO DETERMINE %S)


P1255DP 4/00

                                TABLE OF CONTENTS
--------------------------------------------------------------------------------


Policy Data .............................................................   X
Definitions .............................................................   X
Introduction ............................................................   X
The Owner and the Beneficiary ...........................................   X
Premium Payments ........................................................   X
Death Proceeds ..........................................................   X
The Separate Account ....................................................   X
Account Value Benefits ..................................................   X
Loan Benefits ...........................................................   X
General Information .....................................................   X
Optional Payment Plans ..................................................   X

A copy of the application and any riders and endorsements follow page xx.


                                   DEFINITIONS

Account Value - The total amount under the Policy in each Subaccount and our General Account.

Attained Age - An Insured's age on the Policy Date plus the number of full years since the Policy Date.

Beneficiary - The person or entity designated by the Owner to receive the Death Proceeds payable at the death of the second Insured to die.

The Company - GE Life and Annuity Assurance Company. "We", "us" or "our" refers to the Company.

Death Benefit - The benefit determined in effect as of the date of death of the second Insured to die.

Death Proceeds - The total amount payable to the Beneficiary on the death of the second Insured to die.

Fund - Any open-end management investment company or unit investment trust in which a Subaccount invests.

General Account - Assets of the Company other than those allocated to the Separate Account or any other separate account of the Company.

Home Office - The Company's offices at 6610 West Broad Street, Richmond, Virginia 23230.

Insured(s) - The persons whose lives are insured under this Policy.

Monthly Anniversary Day - The same day in each month as the Policy Date. This day is shown on the policy data pages.

Optional Payment Plan - A plan whereby any part of Death Proceeds or Surrender Value can be left with us to provide a series of periodic payments to an Owner or Beneficiary.

Owner - The Owner of the Policy as named in this Policy. "You" or "your" refers to the Owner. Contingent owners may also be named.

Policy - This Policy with any attached application(s), and any riders and endorsements.

Policy Date - Date the Policy is issued and becomes effective. Policy years and anniversaries are measured from the Policy Date. The Policy Date is shown on the policy data pages. If the Policy Date would otherwise fall on the 29th, 30th or 31st of the month, the Policy Date will be the 28th.

Policy Debt - The amount of any outstanding loans plus accrued interest. Policy Debt is deducted from proceeds payable at the death of the second Insured to die, or at the time of surrender.

Policy Month - A one-month period beginning on a Monthly Anniversary Day and ending on the day immediately preceding the next Monthly Anniversary Day.

Separate Account - The segregated asset account of the Company shown on the policy data pages.

Specified Amount - An amount used in determining the insurance coverage. The original Specified Amount is shown on the policy data pages.

Subaccount - A subdivision of the Separate Account, the assets of which are invested exclusively in a corresponding portfolio of a Fund.

Surrender Value - The amount payable to the Owner upon surrender of the Policy.

Unit Value - Unit of measure used to calculate the Account Value for each Subaccount.

Valuation Day - For each Subaccount, each day on which the New York Stock Exchange is open for regular trading except for days that the Subaccount's corresponding Fund does not value its shares.

Valuation Period - Period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.



                                  INTRODUCTION

This is a flexible premium variable joint and last survivor life insurance policy. The first premium payment is due on the Policy Date. Additional premiums may be paid subject to conditions specified in the Premium Payments section. In return for these premiums and the insurance application, we provide certain benefits.

The Policy provides Death Proceeds. Proceeds can be paid in a lump sum or under an Optional Payment Plan. No Death Proceeds are payable until the death of the second Insured to die. (See Death Proceeds section.)

The Policy has an Account Value. The Account Value reflects the investment experience of the Separate Account. (See THE SEPARATE ACCOUNT section.) Account Value is the basis for certain benefits you can use before the death of the second Insured to die.

READ YOUR POLICY CAREFULLY.

Inforce Illustrations

We will provide an inforce illustration of future life insurance and Account Value proceeds. To receive an illustration, send a written request to our Home Office. You must pay any service fee in effect at that time. The fee will not be more than $25 per illustration.

The illustration will assume:

    .  amounts of insurance; and
    .  other assumptions specified by you or by us.

When This Policy Will Terminate

All coverage under this Policy will terminate when:

    . you request that coverage terminate and you return this Policy; . at the second death of the two Insureds; or . the grace period ends without sufficient premium being paid.

This Policy will also terminate as stated in the Suicide provision.


                          THE OWNER AND THE BENEFICIARY

The Owner

You have rights in the Policy during either Insured's life. The Policy names the Insureds. If you are not an Insured, you should name a contingent owner who will become the Owner if you die before either Insured. If you die before either Insured and there is no contingent owner, ownership passes to your estate. If there are multiple Owners, they own the Policy jointly with rights of survivorship. If the last surviving joint Owner dies before both Insureds, ownership passes to the estate of that joint Owner.

The Beneficiary

You may name primary and contingent Beneficiaries. Your original Beneficiary choice is shown in the attached application. Unless an Optional Payment Plan is chosen, Death Proceeds will be paid in a lump sum to the primary Beneficiary. If the primary Beneficiary dies before the second Insured to die, Death Proceeds will be paid to the contingent Beneficiary. If no Beneficiary survives the second Insured to die, Death Proceeds will be paid to you or your estate.

You may name more than one primary or contingent Beneficiary. If you do, the proceeds will be paid in equal shares to the survivors in the appropriate Beneficiary class who survive the second Insured to die, unless you have requested otherwise.

Changing the Owner or Beneficiary

During either Insured's life, you may change the Owner. You may also change the Beneficiary during either Insured's life if you reserved this right.

How to Change the Owner or Beneficiary. To make a change, send a written request to our Home Office. The request must be received by us in a form satisfactory to us. The change will take effect as of the date you sign the request. The change will be subject to any payment we make before we record the change.

Using the Policy as Collateral for a Loan

This Policy may be assigned as collateral security. We must be notified in writing if you assign the Policy. Any payment we make before we record the assignment at our Home Office will not be affected. We are not responsible for the validity of an assignment. Your rights and the rights of any revocable Beneficiary may be affected by an assignment.

Trustee

If a trustee is named as the Owner or Beneficiary of this Policy and exercises ownership rights or claims benefits, we will have no obligation to verify that a trust is in effect. We are not obligated to verify that the trustee is acting within the scope of his/her authority. Payment of policy benefits to the trustee will release us from all obligations under the Policy to the extent of the payment. We will have no obligation to ensure that a payment to the trustee is applied according to the terms of the trust agreement.

                                PREMIUM PAYMENTS

This Policy's initial premium is due on the Policy Date.

Additional Premium Payments

If there is no outstanding Policy Debt, you may make additional premium payments. If there is outstanding Policy Debt, any payment you make will be used first for repaying Policy Debt. You may make additional premium payments if the payment:

     . is at least $1,000 and in addition to the total of all premiums previously paid does not exceed the maximum premiums shown in the policy data pages; or
     . is required for an increase in Specified Amount after the first anniversary; or
     . is required as described in the Grace Period provision to prevent termination.

At issue, the portion of Account Value in the Separate Account associated with the initial premium is 1.

If you pay an additional premium, the portion of the Account Value in the Separate Account representing the additional premium will be determined on the date the premium is received. This portion is (a) divided by (b), where:
     (a)  is l; and
     (b) is the portion of the Account Value in the Separate Account for the additional premium causing the redetermination.

Whenever an additional premium is paid, we redetermine the portion of Account Value in the Separate Account associated with the initial premium. The new portion associated with the initial premium will be (a) minus (b), multiplied by
(c), where:
     (a)  is 1;
     (b) is the portion of the Account Value in the Separate Account representing the additional premium causing the redetermination; and
     (c) is the current portion associated with the premium for which the new portion is being determined.

Whenever an additional premium is paid, we will redetermine all portions associated with prior additional premiums in the same manner as described above for the portion associated with the initial premium.

Where to Pay Premiums

Send each premium to our Home Office. Make the check payable to GE Life and Annuity Assurance Company.

Allocation of Premiums

You may allocate premiums to one or more Subaccounts. You may not allocate premiums to more than the maximum number of Subaccounts shown on the policy data pages. The minimum percentage of each premium which may be allocated to any particular Subaccount is shown on the policy data pages. Premiums will initially be allocated in accordance with the allocations requested by you. You may change the allocation of premiums at any time without charge. To change your allocations send us a notice at our Home Office. The notice must be in writing or in any form acceptable to us. The changed allocation will apply to premiums received after we record the change.

Grace Period

If the Surrender Value on a Monthly Anniversary Day is insufficient to cover the monthly deduction due on that Monthly Anniversary Day, we will allow a 61-day grace period for payment of a premium sufficient to cover the monthly deduction. This grace period will begin on the day we mail notice of the sufficient premium. We will mail notice to you and any assignee of record in our Home Office. If such premium is not paid by the end of the grace period, the Policy will terminate without value. The monthly deduction is described in the Account Value Benefits section. Coverage continues during the grace period. If the death of the second Insured to die occurs during the grace period, the proceeds will be reduced by any overdue monthly deduction.

How This Policy Can Be Reinstated

You may reinstate this Policy within three years of the end of the grace period if:
     (1)  you submit an application for reinstatement;
     (2) you provide required evidence of insurability satisfactory to us that each Insured is insurable at the same rating class used at policy issue to determine the guaranteed maximum cost of insurance rate scale;
     (3)  the Policy has not been surrendered for cash; and
     (4)  you pay the premium as described in this section.

The Policy will be reinstated effective on the date we approve the reinstatement. The surrender charge will be as though the Policy had been in effect continuously from its original Policy Date. On the date of reinstatement, the Account Value will be allocated to the Subaccounts. Unless you tell us otherwise, these allocations will be made in the same manner that premiums are allocated. You will have to pay a premium sufficient to keep the Policy in effect for at least two months.

On the date of reinstatement, the Account Value will equal (a) plus (b) minus
(c), where:
     (a)  is the surrender charge in effect on the date of reinstatement;
     (b)  is the premium paid to reinstate; and
     (c) is the monthly deduction for the month following the date of reinstatement.



                                 DEATH PROCEEDS

Death Proceeds are payable at the death of the second Insured to die. No benefits are payable at the death of the first Insured to die. We will process a claim for Death Proceeds on this Policy when we receive:
     .    this Policy;
     .    due proof that both Insureds died while this Policy was in effect;
          and
     .    proof of the interest of the claimant.

Proceeds can be paid in a lump sum or under an Optional Payment Plan. Any Death Proceeds that are paid in one lump sum will include interest from the date of death of the second Insured to die to the date of payment. Interest will be paid at a rate set by us, or by law if greater. Interest will not be paid beyond one year or any longer period set by law.

How We Determine the Death Proceeds

The Death Benefit is based on the Specified Amount shown in the policy data pages. If the younger Insured was the first to die, the Death Benefit will depend on the Attained Age that he/she would have been if still living.

The Death Benefit, prior to the younger Insured's attainment of age 100, will be the greater of:

     . the Specified Amount on the date of death of the second Insured to die; and
     . the Account Value on the date of death of the second Insured to die, multiplied by the corridor percentage.

The Death Benefit, at and following the younger Insured's attainment of age 100, will be the Account Value on the date of death of the second Insured to die, multiplied by the corridor percentage.

In no event will the Death Benefit be less than the amount required to keep the Policy qualified as life insurance.

The corridor percentage depends on the Attained Age of the younger Insured on the date of death of the second Insured to die. If the younger Insured was the first to die, the corridor percentage will depend on the Attained Age that he/she would have been if still living.

Attained    Corridor    Attained    Corridor    Attained    Corridor    Attained    Corridor
  Age      Percentage     Age      Percentage     Age      Percentage      Age     Percentage
--------   ----------   --------   ----------   --------   ----------   --------   ----------
 40 or                    50          185%        61          128%         72         111%
younger       250%        51          178         62          126          73         109

 41           243         52          171         63          124          74         107
 42           236         53          164         64          122          75
 43           229         54          157         65          120        through
 44           222         55          150         66          119          90         105
 45           215         56          146         67          118          91         104
 46           209         57          142         68          117          92         103
 47           203         58          138         69          116          93         102
 48           197         59          134         70          115        94 or
 49           191         60          130         71          113        older        101

The actual amount of Death Proceeds will depend on:

     .    the Death Benefit as determined above;
     .    the use of the Account Value;
     .    any partial surrenders;
     .    any Policy Debt;
     .    any additional insurance provided by rider;
     .    any increase or decrease in the Specified Amount;
     . either Insured's suicide during the first two policy years (one year in Colorado) or during the first two policy years (one year in Colorado) following an increase in existing coverage; and
     .    a misstatement of either Insured's age or gender.

Compliance as Life Insurance

We reserve the right to amend this Policy as necessary to maintain compliance with the Internal Revenue Code. We will send any such amendments to you. You have the right to refuse such amendments and accept full responsibility for any consequences as a result of such refusal. We also reserve the right to return any premium with earnings thereon to maintain such compliance.

Increasing the Specified Amount

You may apply for an increase in Specified Amount after the first Policy anniversary. To apply for an increase, you must submit an application. The minimum increase in Specified Amount allowed is one which requires a $1,000.00 additional premium payment. You will have to submit evidence satisfactory to us that each Insured is insurable at the same rating class used at policy issue. After an increase is approved, we will require an additional premium payment. The increase will become effective on the date we receive the required payment. This date will be shown in a supplemental policy data page.



                              THE SEPARATE ACCOUNT

The Separate Account supports the operation of this Policy and certain other variable life insurance policies we may offer. We will not allocate assets to the Separate Account to support the operation of any contracts or policies that are not variable life insurance.

We own the assets in the Separate Account. These assets are held separately from our other assets. They are not part of our General Account.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to Virginia laws which regulate the operations of insurance companies incorporated in Virginia. The investment policy of the Separate Account will not be changed without the approval of the Virginia Insurance Commissioner. The approval process is on file with the Insurance Commissioner of the state in which this Policy was delivered.

Insulation of Assets

The Separate Account assets equal the reserves and other policy liabilities supported by the Separate Account. These assets will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our General Account any assets of the Separate Account which are in excess of such reserves and other policy liabilities.

Subaccounts

The Separate Account is divided into Subaccounts. Each Subaccount's income, gains and losses, realized or unrealized, are credited to or charged against that Subaccount. This transaction is made without regard to other income, gains or losses of the Company or any other Subaccount.

The Subaccounts available under this Policy are shown on the policy data pages. Each Subaccount invests exclusively in a Fund. Shares of a Fund are purchased and redeemed at their net asset value. Any income, dividends or gains attributable to Fund shares are reinvested in additional Fund shares at net asset value.

Changes to the Separate Account and Subaccounts

Where permitted by applicable law, we may:

     .    create new separate accounts;
     .    combine separate accounts, including the Separate Account;
     .    transfer assets of the Separate Account to another separate account;
     . add new Subaccounts to or remove existing Subaccounts from the Separate Account or combine Subaccounts;
     . make Subaccounts (including new Subaccounts) available to such classes of policies as we may determine;
     .    add new Funds or remove existing Funds;
     . substitute new Funds for any existing Fund whose shares are no longer available for investment;
     . substitute new Funds for any existing Fund which we determine is no longer appropriate in light of the purposes of the Separate Account;
     . deregister the Separate Account under the Investment Company Act of 1940; and
     . operate the Separate Account under the direction of a committee or in any other form permitted by law.

In the event of any substitution or change, we may, by endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

Valuation of Separate Account Assets

We will value the assets of the Separate Account each Valuation Day at their fair market value. The valuation will be done in accordance with accepted accounting practices and applicable laws and regulations.

Unit Value

Each Subaccount has a Unit Value. When premiums or other amounts are transferred into a Subaccount, a number of units are purchased based on that Subaccount's Unit Value as of the end of the Valuation Period during which the transfer is made. Likewise, when amounts are transferred out of a Subaccount, units are redeemed in a similar manner.

The Unit Value of each Subaccount was arbitrarily set when the Subaccount began operations. The Unit Value for each subsequent Valuation Period is the net investment factor for that period, multiplied by the Unit Value for the immediately preceding period. The Unit Value for a Valuation Period applies to each day in the period.

Each Subaccount has its own net investment factor. In the following definition, "assets" refers to the assets in each Subaccount. "Any amount charged against the Separate Account" refers to those amounts that are allocated to each Subaccount.

The net investment factor for a Valuation Period is (a) divided by (b), where:

     (a)  is the result of:

          1. the value of the assets at the end of the preceding Valuation Period; plus
          2. the investment income and capital gains, realized or unrealized, credited to those assets at the end of the Valuation Period for which the net investment factor is being determined; minus
          3. the capital losses, realized or unrealized, charged against those assets during the Valuation Period; minus

          4. any amount charged against the Separate Account for taxes, or any amount we set aside during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Separate Account; and

     (b) is the value of the assets in the Subaccount at the end of the preceding Valuation Period.

Transfers

You may transfer Account Value among the Subaccounts. The transfer will be effective as of the end of the Valuation Period during which we receive your request at our Home Office. You must request a transfer in writing or in any other form acceptable to us. We do not currently charge for transfers. We reserve the right to impose a transfer charge. The maximum amount of any transfer charge is provided on the policy data pages. When we make transfers, the Account Value on the date of the transfer will not be affected by the transfer except to the extent of any transfer charge. Any transfer charge will be taken from the amount transferred.

We reserve the right to limit, upon written notice, the number of transfers each calendar year to twelve. Also, we reserve the right to refuse to execute any transfer:

     (1) if any of the Subaccounts that would be affected by the transfer is unable to purchase or redeem shares of the Fund in which the Subaccount invests; or
     (2) if the transfer is a result of more than one trade involving the same Subaccount within a 30 day period; or
     (3) if necessary for the Policy to be treated as a life insurance policy under the Internal Revenue Code of 1986, as amended; or
     (4) if the transfer would adversely affect accumulation unit values. This may occur if the transfer would affect one percent or more of the relevant Fund's total assets.

Where permitted by law, we may accept your authorization of third party transfers. We may restrict the Subaccounts that will be available to you for transfers. This restriction may occur during any period such third party is authorized to act for you. We will give you prior notice of any restrictions. We will not enforce such restrictions if you provide us with satisfactory evidence that:

     (1) a court of competent jurisdiction has appointed such third party to act for you; or
     (2) you have appointed such third party to act for you for all of your financial affairs.

                             ACCOUNT VALUE BENEFITS

How We Determine Account Value

The Account Value of the Policy is equal to:

     (a)  the Account Value allocated to the Subaccounts; plus
     (b)  the Account Value held in the General Account to secure Policy Debt.

At the end of the Valuation Period during which the initial premium is received, the Account Value in each Subaccount is (a) minus (b), where:

     (a) is the portion of the initial premium which has been paid and allocated to that Subaccount; and
     (b) is the portion of any due and unpaid monthly deductions allocated to the Account Value in that Subaccount.

At the end of each Valuation Period after such date, the Account Value allocated to each Subaccount is (a) plus (b) plus (c) minus (d) minus (e) minus (f), where:

     (a) is the Account Value allocated to the Subaccount at the end of the preceding Valuation Period, multiplied by the Subaccount's net investment factor for the current period;
     (b) is premium payments received during the current Valuation Period that have been allocated to the Subaccount;
     (c) is any other amounts transferred into the Subaccount during the current Valuation Period;
     (d) is the Account Value transferred out of the Subaccount during the current Valuation Period;
     (e) is any partial surrender made from the Subaccount during the current Valuation Period; and
     (f) is any monthly deduction allocated to the Subaccount during the current Valuation Period.

Monthly Deduction

The monthly deduction is a charge made on the Policy Date and each Policy Month thereafter against the Account Value allocated to the Separate Account. The monthly deduction is equal to the sum of:

     .    any premium tax recovery charge;
     .    any distribution expense charge;
     .    mortality and expense risk charge;
     .    administrative expense charge; and
     .    monthly cost of insurance charge.

There will be charges for the first ten years following a premium payment for premium tax recovery and distribution expenses. The annual rate for these charges is shown on the policy data pages. The charges will be (a) multiplied by
(b) multiplied by (c), where:

     (a)  is the monthly rate for the charges;
     (b) is the sum of the portions associated with premiums paid in the last ten years; and
     (c) is the Account Value allocated to the Separate Account prior to taking the monthly deduction.

Beginning on the Policy Date and on each Policy Month thereafter, there will be a charge for the mortality and expense risk multiplied by the Account Value in the Separate Account prior to taking the monthly deduction. This charge is shown on the policy data pages.

The administrative expense charge will be included in the monthly deduction. The monthly charge is equal to the greater of (a) and (b), where:

     (a) is the monthly rate, shown on the policy data pages, multiplied by the Account Value in the Separate Account prior to taking the monthly deduction; and
     (b) is the minimum monthly administrative expense charge shown on the policy data pages.

The monthly deduction will also include a charge for the cost of insurance. The charge for the cost of insurance will not be deducted following the policy anniversary nearest the younger Insured's 100th birthday. The monthly deduction for a Policy Month will be allocated among the Subaccounts in the same proportion that the Policy's Account Value in each Subaccount bears to the total Account Value in all Subaccounts at the beginning of the Policy Month.

Cost of Insurance

Current Cost of Insurance Charge. The current cost of insurance charge is deducted as a fixed percentage of the Account Value. The monthly charge is based on each Insured's gender, issue age, policy duration and rating class. The charge is determined by us according to our expectations of future experience. We can change the charges from time to time, but they will never be more than the guaranteed maximum charge. A change in charges will apply to all persons of the same age, gender and rating class and whose policies have been in effect for the same length of time.

Guaranteed Cost of Insurance Charge. The guaranteed maximum charge is calculated on each Monthly Anniversary Day. The guaranteed maximum charge is based on the net amount at risk. The net amount at risk is calculated by dividing the Death Benefit by 1.0032737, and then subtracting the Account Value. To determine the guaranteed maximum cost of insurance for a particular Policy Month, we divide the net amount at risk by 1000 and multiply that result by the applicable cost of insurance rate shown in the Table of Guaranteed Maximum Insurance Rates.

Insufficient Surrender Value

On a Monthly Anniversary Day, if the Surrender Value is not enough to cover the monthly deduction for that Monthly Anniversary Day, the Grace Period provision will apply.

Surrender

You can surrender this Policy by sending a written request and the Policy to our Home Office. The surrender must take place prior to the death of the second Insured to die. Unless an Optional Payment Plan is chosen, any proceeds will be paid to you in a lump sum.

The amount payable on surrender is the Surrender Value. The Surrender Value is
(a) minus (b) minus (c), where:

     (a) is the Account Value on the date we receive your request for surrender in our Home Office;
     (b)  is any Policy Debt; and
     (c)  is any surrender charge that applies.

Surrender Charge

The amount of the surrender charge will be the applicable percentage of the initial premium as shown in the Table of Surrender Charges on the policy data pages. The applicable percentage is found next to the years representing the number of fully completed policy years since the premium payment.

Partial Surrender

In each policy year following the first, you may make one partial surrender from the Account Value. A charge will be deducted from each partial surrender. The amount of the charge will equal the lesser of:

     (a)  $25; and
     (b)  an amount equal to 2% of the amount of the partial surrender.

The surrender charges, as shown on the policy data pages, will not apply to partial surrenders of Account Value.

We will not allow a partial surrender to reduce the Account Value below $25,000. The minimum partial surrender is $1,000. The maximum partial surrender is the lesser of (a) and (b), where:

     (a)  is the Surrender Value less $1,000; and
     (b)  is the available loan amount.

You may tell us how to allocate the partial surrender from the Subaccounts. If you do not, the partial surrender will be deducted from each Subaccount in the same proportion that the Policy's Account Value in that Subaccount bears to the total Account Value in all Subaccounts on the date we receive the request in our Home Office. If a partial surrender is made, the Account Value and the Specified Amount under the Policy will be adjusted as follows:

The Account Value will be an amount equal to:

     (a) the Account Value allocated to the Subaccounts prior to the partial surrender minus the partial surrender; plus
     (b)  the Account Value held in the General Account to secure Policy Debt.

The Specified Amount shown on the policy data pages will be reduced by the proportion by which the partial surrender reduces the Account Value.

Postponement of Payments

We will usually pay any amounts payable as a result of surrender, partial surrender or policy loan within seven days after we receive written request in our Home Office, in a form satisfactory to us. We will usually pay any Death Proceeds within seven days after we receive due proof of death.

Payment of any amount for surrender, partial surrender, policy loan or Death Proceeds may be postponed whenever:

     . the New York Stock Exchange is closed other than customary week-end and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or
     . the Securities and Exchange Commission by order permits postponement for the protection of policyowners; or
     . an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

We have the right to defer payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank on which it was drawn.

                                  LOAN BENEFITS

This Policy has loan benefits that are described below. Any outstanding Policy Debt will be deducted from Death Proceeds, or on surrender.

Making A Policy Loan

You may obtain a policy loan from us. This Policy is the only security required. The minimum loan amount is $1,000. The maximum loan amount is 90% of the difference between (a) the Account Value and (b) any surrender charge on the date of the loan. The available loan amount is the maximum loan amount less any outstanding Policy Debt.

When a policy loan is made, an amount of Account Value sufficient to secure the loan is transferred out of the Separate Account and into our General Account. You may tell us how to allocate that Account Value among the Subaccounts. If you do not, that Account Value will be allocated among each Subaccount in the same proportion that the Policy's Account Value in each Subaccount bears to the total Account Value in all Subaccounts on the date we make the loan.

Account Value in the General Account will earn interest daily at a minimum annual rate of 4%. On each policy anniversary day, the interest earned since the preceding policy anniversary day will be transferred into the Separate Account. This interest will be allocated to the Subaccounts in the same manner as premiums.

Any loan transaction will permanently affect the values of the Policy.

Policy Loan Interest

The interest rates charged for non-preferred policy loans and for preferred policy loans are shown on the policy data pages. Interest accrues daily, and is due and payable on each policy anniversary. If interest is not paid when due, an amount equal to the amount owed will be transferred out of the Separate Account and into our General Account to become part of the Policy Debt and interest will be charged on that amount. Interest transferred out of the Separate Account will be transferred from each Subaccount in the same proportion that the Account Value in that Subaccount bears to the total Account Value in all Subaccounts at the time of interest transfer.

Preferred Policy Debt

A portion of policy loans taken and/or existing after the preferred loan availability date (shown on the policy data pages) will be designated as preferred policy debt. The amount of preferred policy debt is redetermined each Policy Month.

Preferred policy debt will be at least as large as:

     (a)  the Account Value less any surrender charge that applies; minus
     (b)  the total premiums paid.

Repaying Policy Debt

You can repay Policy Debt in part or in full any time during either Insured's life while this Policy is in effect. Loan payments will first be applied to reduce the portion of Policy Debt that does not correspond to preferred policy debt.

When a loan repayment is made, Account Value in the General Account related to that payment will be transferred into the Separate Account. You may tell us how to allocate this Account Value among each Subaccount. If you do not, we will allocate that amount among the Subaccounts in the same proportion that premiums are being allocated.

If you do not repay Policy Debt, it will be deducted from any proceeds or benefit payable at the death of the second Insured to die or on surrender. Any Policy Debt which exists at the end of the 61-day grace period will be deducted from the Account Value and considered repaid as of the date of termination.

Minimum Loan Payment

If Policy Debt on any Monthly Anniversary Day exceeds the Account Value less any surrender charge that applies, your Policy will enter a 61-day grace period. In this case, you will have the 61-day grace period to pay a minimum loan payment equal to the amount by which Policy Debt exceeds the Account Value less any surrender charge. As used in this paragraph, Policy Debt, Account Value and surrender charge are all as of the Monthly Anniversary Day when excess Policy Debt first occurs.

We will send written notice of the minimum loan payment to you and any assignee of record at our Home Office at least 30 days prior to the date of termination. If you do not pay the minimum loan payment by the end of the grace period, your Policy will terminate without value.

                               GENERAL INFORMATION

Annual Statement

On each policy anniversary, we will send you an annual statement. The statement will show the Specified Amount, the Account Value, the Surrender Value and Policy Debt as of the policy anniversary. The statement will also show premiums paid and charges made during the policy year.

Calculation of Values

Our calculations of the guaranteed maximum cost of insurance rates are based on the Commissioners' 1980 Standard Ordinary Mortality Table (age nearest birthday).

The values provided for in this Policy are always at least what is required by law of the state where the Policy was delivered. A detailed statement of how we calculate the values in this Policy has been filed with the insurance department of the state where the Policy was delivered.

Exchange Provision

During the first 24 Policy Months, you have the right to exchange this Policy for a flexible premium adjustable joint and last survivor life policy. We will not require evidence of insurability. If you decide to make an exchange, we will notify you of the policy or policies available for exchange and the procedures to follow. The policy or policies we offer for exchange will be one offered by us or by an affiliate. The amount of the new policy will be the Specified Amount of this Policy on the date of exchange.

The new policy will have the same Policy Date, genders, issue ages and equivalent rating classes as this Policy. The new policy will include such riders and endorsements as were included in this Policy, if such riders and endorsements are available with the new policy.

The exchange is subject to an equitable adjustment in payments and Account Values to reflect variances, if any, in the payments and Account Values under the existing Policy and the new policy.

Limits on Contesting This Policy

In deciding to issue this Policy, we relied on statements in the application for the Policy. If we increase the Specified Amount or reinstate the Policy after it lapses, we rely on statements in a supplemental application or a reinstatement application. The statements in all such applications are considered representations and not warranties.

We can contest this Policy, an increase in Specified Amount and/or a reinstatement of this Policy, if:

     . any material misrepresentation of fact was made in the application, a supplemental application or a reinstatement application; and
     . a copy of that application was attached to the Policy when issued or delivered, or was made a part of the Policy when a change in coverage or Policy reinstatement went into effect.

With respect to the original Specified Amount, we will not contest this Policy after it has been in effect during the lifetimes of both Insureds for two years from its Policy Date. We will not contest an increase in Specified Amount after that increase has been in effect during the lifetimes of both Insureds for two years from the effective date of the increase. We will not contest a reinstatement of this Policy after the reinstated Policy has been in effect during the lifetimes of both Insureds for two years from the date of reinstatement.

This provision does not apply to riders that provide disability benefits. (This provision does apply to riders that provide disability benefits and are issued in South Carolina.)

Misstatement of Age or Gender

If either Insured's age or gender was misstated in an application, the Death Benefit will be adjusted. The Death Benefit after adjustment will be the sum of
(a) and (b), where:

     (a) is the Account Value at the time of the death of the second Insured to die; and
     (b) is the unadjusted Death Benefit, reduced by the Account Value at the time of the death of the second Insured to die, and multiplied by the ratio of (1) the most recent monthly deduction based on each age and gender shown in the application, to (2) the most recent monthly deduction based on each true age or gender.

All amounts are those in effect, with respect to each Insured, in the Policy Month of the death of the second Insured to die.

In no event will the Death Benefit be less than the amount required to keep the Policy qualified as life insurance.

Nonparticipating

This is not a participating policy. No dividends are payable.

The Policy and Its Parts

The Policy with any attached application(s), and any riders and endorsements is a legal contract. It is the entire contract between you and us. An agent cannot change this contract. Any change to it must be in writing and approved by us. Only an authorized officer of the Company can give our approval.

We will not use any statement in the original application to deny a claim unless a copy of that application was attached to this Policy when issued or delivered. We will not use any statement in a supplemental application to deny a claim unless a copy of that application was sent to you when the change in coverage went into effect. We will not use any statement in a reinstatement application to deny a claim unless a copy of the reinstatement application was sent to you when the Policy was reinstated.

Suicide

If either Insured commits suicide, while sane or insane, within two years (one year in Colorado) of the Policy Date, all coverage under the Policy will end, and we will pay a limited amount of proceeds. The limited amount of proceeds will equal the initial premium plus any additional premiums paid on the Policy that were not required by an increase in coverage, less Policy Debt and partial surrenders.

If the first Insured to die commits suicide, while sane or insane, more than two years (one year in Colorado) after the Policy Date and within two years (one year in Colorado) after an increase in the Specified Amount became effective, we will limit the amount of proceeds payable with respect to the increase. The limited amount of proceeds with respect to the increase will equal the additional premium payment required for the increase.

If the second Insured to die commits suicide, while sane or insane, more than two years (one year in Colorado) after the Policy Date and within two years (one year in Colorado) after an increase in the Specified Amount became effective, we will limit the amount of proceeds payable with respect to the increase. The limited amount of proceeds with respect to the increase will equal the additional premium payment required for the increase.

Any limited amount payable will be treated as Death Proceeds and paid to the Beneficiary under the same conditions as the original Specified Amount.

Written Notice

Any written notice to us should be sent to our Home Office at 6610 West Broad Street, Richmond, Virginia 23230. Please include the policy number and each Insured's full name.

Any notice we send to you will be sent to your address shown in the application. Notify us of any change of address.

                             OPTIONAL PAYMENT PLANS

Death Proceeds or Surrender Value will be paid in one lump sum, unless requested otherwise. Any part of the proceeds can be left with us and paid under a payment plan. During either Insured's life, you can choose a plan. A Beneficiary can choose a plan if you have not chosen one at the death of the second Insured to die.

There are several important payment plan rules:

     .    The payee under a plan cannot be a corporation, association or fiduciary.
     . If you change a Beneficiary, your plan selection will no longer be in effect unless you request that it continue.
     .    Any choice or change of a plan must be sent in writing to our Home
          Office.
     .    The amount of each payment under a plan must be at least $50.
     . Payments will begin either on the date of death of the second Insured to die or on surrender, except for payments under Plan 4 which begin at the end of the first interest period.
     .    Payments are backed by assets in our General Account.

Plan 1. Income for A Fixed Period. We will make equal periodic payments for a fixed period, not longer than 30 years. Payments can be annual, semi-annual, quarterly or monthly. Payments will be made according to the table in this section. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest and the amount of any payment. If the payee dies, the amount of the remaining guaranteed payments will be discounted to the date of the payee's death at a yearly rate of 3%. Discounted means we will deduct the amount of interest each remaining payment would have included had it not been paid out early. The discounted amount will be paid in one sum to the payee's estate unless otherwise provided.

Plan 2. Life Income. We will make equal monthly payments for a guaranteed minimum period. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15 or 20 years. Payments will be according to the table in this section. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies before the end of the guaranteed period, the amount of remaining payments for the minimum period will be discounted at the same interest rate used to calculate the monthly income. The discounted amounts will be paid in one sum to the payee's estate unless otherwise provided.

Plan 3. Income of A Definite Amount. We will make equal periodic payments of a definite amount. Payments can be annual, semi-annual, quarterly or monthly. The amount paid each year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. Unpaid proceeds will earn interest at 3% compounded yearly. We may increase the interest rate. If we do, the payment period will be extended. If the payee dies, the amount of the remaining proceeds with earned interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 4. Interest Income. We will make periodic payments of interest earned from the proceeds left with us. Payments can be annual, semi-annual, quarterly or monthly, and will begin at the end of the first period chosen. Proceeds left under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies, the amount of remaining proceeds and any earned but unpaid interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 5. Joint Life and Survivor Income. We will make equal monthly payments to two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. The guaranteed amount payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, the amount of the remaining payments for the 10 year period will be discounted at the same interest rate used to calculate the monthly income. The discounted amount will be paid in one sum to the survivor's estate unless otherwise provided.

Plan 1 Table: Monthly payment rates for each $1,000 of proceeds under Plan 1.

------------------------------------------------------------------------------------------------------------------------------------
   Years
  Payable     1       2       3       4       5       6       7       8       9      10      11      12      13      14      15
------------------------------------------------------------------------------------------------------------------------------------
  Monthly
  Payment  $84.47  $42.86  $28.99  $22.06  $17.91  $15.14  $13.16  $11.68  $10.53   $9.61   $8.86   $8.24   $7.71   $7.26   $6.87
------------------------------------------------------------------------------------------------------------------------------------
   Years
  Payable    16      17      18      19      20      21      22      23      24       25      26      27      28      29      30
------------------------------------------------------------------------------------------------------------------------------------
  Monthly
  Payment   $6.53   $6.23   $5.96  $5.73    $5.51   $5.32   $5.15   $4.99   $4.84   $4.71   $4.59   $4.47   $4.37   $4.27   $4.18
------------------------------------------------------------------------------------------------------------------------------------

Annual, semi-annual or quarterly payments are determined by multiplying the monthly payment by 11.838, 5.963 or 2.992, respectively.

Plan 2 Table: Monthly payment rates for each $1,000 of proceeds under Plan 2.

----------------------------------------------------------------------------------------------------------------------------------
Settlement                                                   Settlement
   Age            Male Payee             Female Payee           Age              Male Payee              Female Payee
       --------------------------   -------------------------         ---------------------------   ----------------------------
       1O Years  15 Years 2O Years 10 Years 15 Years  20 Years        10 Years  15 Years  20 Years  10 Years  15 Years 20 Years
        Certain   Certain  Certain  Certain  Certain  Certain          Certain   Certain  Certain   Certain   Certain  Certain
----------------------------------------------------------------------------------------------------------------------------------
20        $2.90    $2.89    $2.89    $2.80   $2.80    $2.80      65      $5.44     $5.17     $4.83     $4.85     $4.72     $4.54
25         2.99     2.98     2.98     2.88    2.87     2.87      66       5.58      5.28      4.89      4.97      4.83      4.62
30         3.10     3.10     3.09     2.96    2.96     2.96      67       5.74      5.38      4.96      5.10      4.93      4.69
35         3.24     3.24     3.23     3.08    3.07     3.07      68       5.89      5.49      5.02      5.24      5.04      4.77
40         3.43     3.41     3.39     3.22    3.21     3.20      69       6.05      5.60      5.08      5.39      5.16      4.84
45         3.66     3.64     3.60     3.40    3.39     3.37      70       6.22      5.70      5.13      5.55      5.28      4.92
50         3.95     3.91     3.85     3.63    3.61     3.59      71       6.39      5.81      5.18      5.71      5.39      4.99
51         4.02     3.97     3.91     3.68    3.66     3.63      72       6.57      5.91      5.23      5.88      5.51      5.05
52         4.09     4.04     3.96     3.74    3.72     3.68      73       6.75      6.01      5.27      6.06      5.63      5.12
53         4.16     4.11     4.02     3.80    3.77     3.74      74       6.93      6.10      5.31      6.25      5.75      5.17
54         4.24     4.18     4.08     3.86    3.83     3.79      75       7.12      6.19      5.35      6.44      5.87      5.22
55         4.32     4.25     4.15     3.93    3.90     3.85      76       7.30      6.28      5.38      6.64      5.98      5.27
56         4.41     4.33     4.21     4.00    3.96     3.91      77       7.49      6.35      5.40      6.85      6.09      5.31
57         4.50     4.41     4.28     4.07    4.03     3.97      78       7.67      6.43      5.42      7.06      6.19      5.35
58         4.60     4.49     4.34     4.15    4.10     4.03      79       7.85      6.49      5.44      7.27      6.28      5.38
59         4.70     4.58     4.41     4.23    4.18     4.10      80       8.02      6.55      5.46      7.48      6.37      5.41
60         4.81     4.67     4.48     4.32    4.26     4.17      81       8.18      6.61      5.47      7.68      6.45      5.43
61         4.92     4.77     4.55     4.42    4.35     4.24      82       8.34      6.65      5.48      7.88      6.52      5.45
62         5.04     4.86     4.62     4.52    4.43     4.31      83       8.49      6.69      5.49      8.08      6.58      5.47
63         5.17     4.96     4.69     4.62    4.53     4.39      84       8.63      6.73      5.50      8.26      6.63      5.48
64         5.30     5.06     4.76     4.73    4.62     4.46      85       8.76      6.76      5.50      8.43      6.68      5.49
                                                               & over
------------------------------------------------------------------------------------------------------------------------------------

Values for ages not shown will be fumished upon request.

Plan 5 Table: Monthly payment rates for each $1000 of proceeds under Plan 5.

----------------------------------------------------------------------------------------------------------------------------------
Male Settlement                                               Female Settlement Age
  Age                   35        40        45      50      55         60         65       70        75       80        85 & over
----------------------------------------------------------------------------------------------------------------------------------
  35                   $2.95     $3.00     $3.06   $3.11   $3.15      $3.18      $3.20    $3.22     $3.23    $3.24        $3.24
  40                    2.98      3.06      3.13    3.20    3.26       3.31       3.35     3.38      3.40     3.41         3.42
  45                    3.01      3.10      3.20    3.30    3.39       3.46       3.53     3.58      3.61     3.64         3.65
  50                    3.03      3.14      3.25    3.38    3.51       3.63       3.73     3.81      3.87     3.91         3.93
  55                    3.04      3.16      3.30    3.45    3.62       3.79       3.94     4.08      4.18     4.25         4.29
  60                    3.05      3.18      3.33    3.51    3.72       3.94       4.16     4.37      4.55     4.67         4.75
  65                    3.06      3.19      3.36    3.56    3.79       4.07       4.37     4.68      4.96     5.18         5.32
  70                    3.07      3.20      3.37    3.59    3.85       4.17       4.55     4.97      5.39     5.75         6.00
  75                    3.07      3.21      3.38    3.61    3.89       4.24       4.68     5.20      5.78     6.32         6.73
  80                    3.07      3.21      3.39    3.62    3.91       4.28       4.76     5.37      6.08     6.81         7.40
85 & over               3.07      3.22      3.39    3.62    3.92       4.31       4.81     5.47      6.28     7.15         7.91
----------------------------------------------------------------------------------------------------------------------------------

Figures for intermediate ages, for two males or two females will be fumished upon request.

Settlement Age: The settlement age is the payee's age nearest birthday on the date payments begin, minus an age adjustment from the table below. The age adjustment cannot exceed the age of the payee.

--------------------------------------------------------------------------------
                   Year Payments Begin               Age
               After                 Prior To     Adjustment
--------------------------------------------------------------------------------
               ----                    2001           0
               2000                    2026           3
               2025                    2051           7
               2050                    ----          10
--------------------------------------------------------------------------------

                            FLEXIBLE PREMIUM VARIABLE
                             JOINT AND LAST SURVIVOR
                              LIFE INSURANCE POLICY
--------------------------------------------------------------------------------

     .    Death Proceeds payable at the death of the second Insured to die
     .    Adjustable Death Benefit
     .    Flexible premiums payable until the death of the second Insured to die
     .    Some benefits reflect investment results
     .    No dividends

--------------------------------------------------------------------------------


                               GE LIFE AND ANNUITY
                                ASSURANCE COMPANY